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                                                                   Exhibit 10.31


                                               (ITT INDUSTRIES LOGO)

    SCOTT A. CRUM                              ITT INDUSTRIES, INC.
    Senior Vice President
    Director, Human Resources                  4 West Red Oak Lane
                                               White Plains, NY 10604
                                               tel 914 641.2010
                                               fax 914 696.2964
                                               scott.crum@itt.com

                                        May 31,2005



Mr. George E. Minnich
6 Whitehall Place
Farmington, CT 06032

Dear George:

I am pleased to confirm our offer for the position of Senior Vice President and Chief Financial Officer at ITT Industries Headquarters in White Plains, New York. It is anticipated that you will join ITT Industries effective July 1, 2005. In this position you will report directly to Steven R. Loranger, Chairman, President and Chief Executive Officer.

- Annual Base Salary: Your starting base salary will be $460,000 annually, payable in bi-weekly installments.

- Annual Incentive: You will be eligible to receive an award for performance year 2005 under the ITT Industries Annual Incentive Plan for Executive Officers as calculated in accordance with the plan's terms. If the bonus calculated pursuant to the plan is less than $345,000 or 75% of your annual base salary, then a separate payment will be made outside the plan, such that the total of the payments will be no less than $345,000 or 75% of your annual base salary. The payment(s) will be made in March 2006.

- Long-Term Incentives: You will participate in the ITT Industries Long-Term Incentive Award Program as follows:

      - You will receive 25,000 nonqualified stock options under the terms of the ITT Industries 2003 Equity Incentive Plan, plan text attached. The aggregate value of this stock option award is $565,000 based on a Black Scholes option value of $22.60 per share. The option exercise price will be the closing price of ITT Industries common stock on your start date and will become exercisable upon the earlier of (1) a 25% closing share price appreciation for ten consecutive days as reported by the New York Stock Exchange or (2) six years from the date of the grant. Nevertheless, your options may not be exercised prior to three years from grant date and have a term of seven years. In addition, should you be permitted to exercise the 16,000 UTC options that were granted to you in 2005, we will adjust the ITT award to 22,100 options.
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      -     In addition, you will be granted target awards as follows under the
            ITT Industries 1997 Long-Term Incentive Plan:

                  - A 2004 target award of $250,000. The measurement period for this award will be January 1, 2004 through December 31, 2006. Payment, if any, will be made in January 2007.

                  - A 2005 target award of $500,000. The measurement period for this award will be January 1, 2005 through December 31, 2007. Payment, if any, will be made in January 2008.

            The ultimate value of your awards will be determined based on ITT Industries' Total Shareholder Return (TSR) relative performance as measured against the S&P Industrials, in accordance with the terms of the Plan and the administrative rules, copies attached.

- Restricted Stock Award: You will receive a restricted stock award of 10,000 shares under the ITT Industries 2003 Equity Incentive Plan. These shares will vest in installments of 5,000 shares after three years from the date of grant and 5,000 shares after five years from date of grant. Should you be terminated by ITT, other than for cause, before the restrictions with respect to these shares lapse, the remaining restriction period(s) will be waived and you will receive these shares unrestricted, upon satisfactory payment to ITT of your tax obligation. This award of restricted stock will carry both dividends and voting rights. George, based on a stock price of $93/share, the current value of this award is approximately $930,000.

- Automobile Allowance: You will be eligible for a monthly automobile allowance of $1,300 under the ITT Industries Corporate Policy 30-18, Company Vehicles and Allowances (U.S. Operations), attached.

- Financial Counseling and Tax Planning: You will be eligible to receive financial counseling and tax planning services which will be reimbursed by ITT Industries on a tax protected basis.

- Annual Physical and Fitness Subsidy: You will be eligible for a company-paid annual executive physical exam and an annual fitness subsidy of $500 for membership in a health club.

-     Relocation: Your relocation costs will be reimbursed in accordance with section 30-11 of the attached ITT Industries Corporate Policy. ITT Industries will pay all appropriate closing costs associated with the purchase of a residence in the White Plains area. In conjunction with your relocation, we have agreed to provide you with a one month "settling in" allowance on a tax protected basis.

- Severance: You will be covered under the terms of the ITT Industries Senior Executive Severance Pay Plan, copy attached; but subject to a severance benefit equal to two years of base salary should you be terminated by ITT Industries other
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      than for cause. Should you be terminated by the company other than for cause during the first three years of your employment, you will receive an additional payment in the amount of $515,000 to be paid in a lump sum upon your termination. Should you be terminated by the company at any time after the third anniversary of your employment, ITT will not invoke its right to pay the two-year severance in a lump sum in a manner which would curtail your ability to achieve five-year vesting under the ITT Industries Salaried Retirement Plan. All other terms of the severance plan will be in force.

      You will also be covered by the ITT Industries, Inc. Special Senior Executive Severance Pay Plan which provides, among other things, severance pay equivalent to the sum of three times the highest annual base salary rate paid and three times the highest bonus paid in respect of the three years preceding a change of control, defined as an Acceleration Event in the plan, copy attached. For purposes of this plan, should you be terminated during the first year of employment, the bonus for performance year 2005 will be the target of 75% of base salary.

- Benefits Plans: You will be eligible for coverage under the various plans comprising the ITT Industries Salaried Benefits Program when you satisfy the participation conditions. Information describing the following plans is enclosed:

            -     Salaried Medical Plan through Empire Bluecross Blueshield and
                  Medco

            -     Salaried Dental Plan through Met Life

            -     Salaried Life Insurance Plan

            -     Salaried Retirement Plan

            -     Salaried Long-Term Disability Insurance Plan

            -     Salaried Short-Term Disability Plan

            -     Salaried Investment & Savings Plan

            -     Life Plus program

            -     Long-Term Care Plan

Medical and dental coverage requires employee contributions and commences on your first day of work for you and your eligible dependents. Please refer to the attached Exhibit `A' for estimated health plan contributions.

Basic Life and Accidental Death and Dismemberment Insurance are provided for you under the ITT Industries Salaried Life Insurance Plan. Also, you are eligible to elect optional life insurance coverage through Life Plus, an individual program sponsored by Marsh at Work Solutions and Long-Term Care coverage offered through John Hancock. You may also elect to participate in the contributory Long-Term Disability Plan as of your first day of work. These plans offer you attractive rates through convenient payroll deductions.

Please note that membership in the ITT Industries Salaried Retirement Plan begins for all eligible employees on the first day of the month after completing one year of eligibility service. Upon completion of the membership requirements for plan participation, Benefit Service will be recognized from your first day of employment.
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-     Group Accident Insurance: You will also be eligible to be covered by the
      Group Accident Insurance Program for Officers and Directors which provides significant automatic and optional accidental death and dismemberment benefits. Details and conditions are provided in the enclosed brochure.

- Vacation: You will be entitled to paid vacation under the ITT Industries Executive Vacation Policy. During 2005 you will be eligible for two weeks of vacation. In addition, ITT Industries headquarters will be closed for the December holiday from Monday December 26th through Friday, December 30th. You will be eligible for four weeks of vacation beginning in January 2006 plus the December holiday shutdown. Further explanation of our vacation policy and other personnel policies will be provided on your first day of work.

The terms and conditions of your employment will be governed by standard ITT Industries policy. You will be required to present documents to verify your identity and employment eligibility as a condition of employment. As a matter of policy, any offer will be contingent upon successful completion of the placement process which includes a pre-placement medical examination and a drug-screening test.

George, we pleased that you have accepted our offer. We are convinced that you have much to contribute to ITT Industries and that your association with ITT Industries will prove to be a happy and beneficial one. Please do not hesitate to contact me with any questions you may have regarding this offer.

I would appreciate it if you would sign this letter and return it to me. A copy is enclosed for your records.

                                                      Very truly yours,


                                                      /s/ Scott Crum


/s/ Vincent A. Maffeo
---------------------
Vincent A. Maffeo
Senior Vice President and General Counsel
ITT Industries, Inc.


Terms Agreed to and Accepted:



/s/ George E. Minnich      6/1/05
---------------------------------
George E. Minnich            Date


Cc: Steven R. Loranger
Attachments
05GEMLetter5-31-05